WISCONSIN CAPITAL FUNDS, INC.
SIXTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SIXTH AMENDMENT effective as of the 15th day of May, 2015, to the Custody Agreement, dated as of May 21, 2007, as amended October 1, 2009, May 1, 2011, May 1, 2012, May 1, 2013 and May 1, 2015 (the “Agreement”), is entered into by and between Wisconsin Capital Funds, Inc., a Maryland corporation (the “Company”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WISCONSIN CAPITAL FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Thomas G. Plumb	By: /s/ Michael R. McVoy

Name: Thomas G. Plumb	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit D
to the
Custody Agreement – Wisconsin Capital Funds, Inc.

DOMESTIC CUSTODY FEES Wisconsin Capital Funds, Inc. May 1, 2015 through April 30, 2017

Annual fee based upon market value per fund.*

[…] basis point on all assets plus transactions
Minimum annual fee per fund - $[…]

Chief Compliance Officer Support Fee*
▪ $[…] /year

Portfolio Transaction Fees
$  […] per disbursement (waived if U.S. Bancorp is Administrator)
$  […] per US Bank repurchase agreement transaction
$  […] per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$  […] per portfolio transaction processed through our New York custodian definitive security (physical)
$  […] per principal paydown
$  […] per option/future contract written, exercised or expired
$  […] per Cedel/Euroclear transaction
$  […] per mutual fund trade
$  […] per Fed Wire
$  […] per margin variation Fed wire
$  […] per short sale

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

No charge for the initial conversion free receipt.

Overdrafts – charged to the account at prime interest rate plus […].

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Fees are billed monthly.
*Subject to annual CPI increase - All Urban Consumers - U.S. City Average